Exhibit 11.1
                     COMPUTATION OF NET INCOME PER SHARE

                    (In Thousands, Except Per Share Data)

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
                                      Six months
                                         ended
                                      December 31           Years  ended June 30
                                          1996       1996           1995             1994
                                      ______________________________________________________

Earnings
  Income applicable to common stock     $     44    $    788       $   2,506      $   2,415
                                      =======================================================

Shares
  Weighted average number of shares
   outstanding                            16,580      16,383          16,236         16,185
  Additional shares assuming conversion
   of options and warrants up to 20%
   of shares outstanding                     183         405             563            526
                                      _______________________________________________________

  Pro forma shares                        16,763      16,788          16,799         16,711
                                      =======================================================

Net income per share                    $      -    $    .05        $    .15       $    .14
                                      =======================================================






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